EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Globe Specialty Metals, Inc.:

We consent to the incorporation by reference in the Registration Statement (No. 333-163906) on Form S-3,  the Registration Statement (No. 333-162455) on Form S-8 and the Registration Statement (No. 333-172580) on Form S-8 of Globe Specialty Metals, Inc. of our reports dated August 27, 2012, with respect to the consolidated balance sheets of Globe Specialty Metals, Inc. and subsidiary companies (the Company) as of June 30, 2012 and 2011, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended June 30, 2012, and the effectiveness of internal control over financial reporting as of June 30, 2012, which reports appear in Amendment No. 2 to Form 10-K of Globe Specialty Metals, Inc. for the fiscal year ended June 30, 2012.

Our report dated August 27, 2012 on the effectiveness of internal control over financial reporting as of June 30, 2012 contains an explanatory paragraph stating that the Company acquired Quebec Silicon Limited Partnership (Quebec Silicon) on June 13, 2012, and management excluded Quebec Silicon’s internal control over financial reporting from its assessment of the effectiveness of the Company’s internal control over financial reporting as of June 30, 2012, that the acquisition of Quebec Silicon contributed less than 1 percent of the Company’s total revenue for the year ended June 30, 2012 and accounted for approximately 15 percent of the Company’s total assets as of June 30, 2012, and that our audit of internal control over financial reporting of the Company excluded an evaluation of the internal control over financial reporting of Quebec Silicon.

/s/ KPMG LLP

New York, New York
March 8, 2013